BAS was the affiliated party involved in the underwriting
of all the following securities.
Fund Series				Fund
Colonial Intermarket Income Trust I	Colonial Intermarket Income Trust I
Colonial Intermarket Income Trust I	Colonial Intermarket Income Trust I

Fund					Broker
Colonial Intermarket Income Trust I	Citigroup Global
Colonial Intermarket Income Trust I	Citigroup Global

Fund					Security
Colonial Intermarket Income Trust I	Residential Capital 6.875% 6/30/15
Colonial Intermarket Income Trust I	Residential Capital 6.375% 6/30/10

Fund					Trade Date	Quantity
Colonial Intermarket Income Trust I	6/22/2005	"30,000"
Colonial Intermarket Income Trust I	6/22/2005	"30,000"

Fund					Price	Amount
Colonial Intermarket Income Trust I	99.39	"29,817"
Colonial Intermarket Income Trust I	99.71	"29,913"